UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 14, 2007

Cytyc Corporation

(Exact name of registrant as specified in its charter)

Delaware	0-27558	02-0407755
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

250 Campus Drive, Marlborough, MA	01752
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (508) 263-2900

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02.	Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review

(a) Prior Form 10-K Disclosure. As previously disclosed in the Annual Report on Form 10-K for the fiscal year ended December 31, 2006 (the “2006 Form 10-K”) of Cytyc Corporation (“Cytyc” or the “Company”), during the first quarter of 2007, at the request of the Company’s general counsel and its chief executive officer, the Audit Committee of the Board of Directors of the Company, with the assistance of independent outside counsel, conducted a voluntary review of circumstances relating to the exercising of employee stock options. As a result of that review, the Audit Committee concluded that on several occasions during the period from 1996 through 2002, qualified incentive stock options granted under the Company’s stock option plan (the “Plan”) were reported as having been exercised before all of the actions required by the Plan to effect such an exercise were completed. The Company reported in the 2006 Form 10-K that the financial impact of these option exercises on the Company’s financial statements was immaterial for all relevant periods. This conclusion was based on an analysis of the financial impact to the Company of these exercises. As discussed below, the Company has subsequently determined that other accounting considerations are applicable.

Subsequent Accounting Consideration. Subsequent to the completion of the Company’s 2006 year-end audit and the filing of the 2006 Form 10-K, the Company’s independent registered public accounting firm, Deloitte & Touche LLP, notified the Company that it should consider whether variable plan accounting should be applied to certain employee stock options during the period from 1996 through 2002 as a result of the exercises described above. Under variable plan accounting, non-cash, stock-based compensation expense is recognized based on the difference between the market price of the stock for each affected period and the exercise price of the option.

Preliminary Determinations. The Company has determined that variable plan accounting is appropriate for certain of its employee stock options outstanding during the period 1996 through 2002.

Although analysis of this issue and its impact on previously issued financial statements is not yet complete, the Company does not believe it will need to record any additional non-cash, stock-based compensation expense during any of the years ended December 31, 2006, 2005 and 2004. The Company expects that the additional non-cash, stock-based compensation expense that will be recorded in the financial statements for 2003 will not be material. However, the Company expects to record additional non-cash, stock-based compensation expense during each of the fiscal years from 1996 through 2001 and to record a reversal of previously recognized non-cash, stock-based compensation expense in 2002. The cumulative additional non-cash expense to be recorded for the fiscal years 1996 through 2003 is expected to be less than $80 million.

The Company expects that the adjustments to the 2004 through 2006 financial statements will be limited to decreases in retained earnings and increases in additional paid-in capital and deferred tax assets, in addition to footnote disclosure as it relates to these adjustments. These adjustments will reflect the cumulative expense that results from the additional non-cash, stock-based compensation expense to be recorded through December 31, 2003.

The recording of these additional non-cash expenses will not affect the Company’s previously reported revenues or cash flows for any period or cash positions as of any date.

The Company’s Board of Directors continues to have full confidence in the Company’s senior management team.

Restatement of Financial Statements. As a result of the foregoing, the Company expects to restate its previously issued financial statements and related financial information for the years 1996 to 2006 in an amendment to its 2006 Form 10-K, which the Company expects to file within 60 days of the date hereof. The Company and the Audit Committee of its Board of Directors concluded on March 14, 2007 that the Company’s annual and interim financial statements for the periods noted above as well as related reports of the Company’s independent registered public accounting firms should no longer be relied upon.

The Company and the Audit Committee of the Company’s Board of Directors have discussed the matters disclosed in this Current Report on Form 8-K with Deloitte & Touche LLP, the Company’s independent registered public accounting firm.

Forward-looking Statements. This Current Report on Form 8-K contains various forward-looking statements that can be identified by words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “estimates,” “may,” “will,” and “should,” and their variants. Forward-looking statements include the Company’s expectations regarding the need to amend or restate its financial statements, the reasons for the amendment or restatement, the periods affected, the impact of the amended or restated financial information on the Company’s results and its expectations regarding the filing of the restated or amended financial statements. These statements speak only as of the date hereof and are subject to risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include, but are not limited to, the final outcome of the Company’s accounting review and actions that may be taken or required as a result of the expected restatement or amendment, and the conclusions reached by the Company’s management, Audit Committee, Board of Directors or its independent registered public accounting firm based on the results of the review. For other factors that could cause the Company’s results to vary from expectations, please see the section entitled “Risk Factors” in the Company’s annual report on Form 10-K for the year ended December 31, 2006 and other factors described from time to time in the Company’s filings with the Securities and Exchange Commission. The Company expressly disclaims any obligation to revise or update publicly any forward-looking statements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CYTYC CORPORATION

By:	/s/ Timothy M. Adams
Timothy M. Adams

Senior Vice President, Chief Financial Officer and Treasurer

Date: March 14, 2007